Exhibit 10.1

DISTRIBUTION AGREEMENT

THIS AGREEMENT is entered into as of October, 1 2013, by and between Hangover Joes Products Inc., (“Supplier”) Media2u . Co. Ltd. (“Distributor”), as follows:

WITNESSETH

WHEREAS Supplier produces and/or markets quality beverage alcohol products; and

WHEREAS, Distributor desires to distribute Supplier's products in the Territory as set out below;

NOW, THEREFORE, for and in consideration of the mutual promises set forth below, the parties agree as follows:

ARTICLE 1
DEFINITIONS

For the purposes of this Agreement

1.1	"Effective Date" means October 1st 2013.

1.2	"Expiration Date" means October 15, 2018, as it is extended pursuant to Section 2.2 hereof, subject to earlier termination as provided in this Agreement.

1.3	''Fiscal Year" means a year beginning January 1st and ending December 31st.

1.4	"Products" means, as of the Effective Date of this Agreement, the products listed on Exhibit A to this Agreement, as may be amended pursuant to this Agreement or by written agreement of the parties.

1.5
"Trademarks" means any and all registered or unregistered trademarks, service marks, logos, designs, commercial symbols, and trade dress which are approved by Supplier for use in connection with Products.

1.6	"Territory" means the country of Japan.

ARTICLE 2
APPOINTMENT

2.1
Appointment of Distributor: Supplier hereby appoints Distributor as the exclusive distributor of the Products in the Territory. All sales hereunder shall be on Supplier's standard conditions of sale then in effect, except as expressly provided otherwise in this Agreement. This appointment is pending approval from Warner Bros. in executing a third party licensing agreement for the Product and Territory with the Supplier and Distributor having the rights to manufacture and distribute the product in the Territory.

2.2
Term of Appointment:  The Term of this Agreement shall be five (5) years beginning on the Effective Date and expiring on the Expiration Date, unless earlier terminated pursuant to this Agreement; provided, however that the Tem1 shall automatically be extended for an additional five (5) years unless either party shall give the other party one (1) year prior written notice that the term shall not so extend.  For the purposes of this Agreement, ''Term" shall include the initial five (5) years of this Agreement and all extensions thereof until this Agreement is terminated by written notice from one party to the other pursuant to this Section 2.2 or earlier termination pursuant to this Agreement.

2.3	Additional Territory:

2.3.1	Additional countries will be approved country by country by the Supplier pending approval from Warner Bros.

ARTICLE 3
SALES OF PRODUCT TO DISTRIBUTOR

3.1
Product Quantities: During the term of this Agreement, Supplier will sell to Distributor and Distributor will buy from Supplier all of Products in such quantities as are necessary to fill Distributors requirements to meet the demand therefor in the Territory. Supplier acknowledges that in the normal course of business an ''adequate inventory" by brand of Products as determined and communicated by Distn1mtor is to be maintained to properly service retail outlets in the Territory.

3.2
Product Pricing: Prices for Products charged by Distributor to its customers are in the sole discretion and unilateral judgment of Distributor. However, Supplier shall have the right to suggest and recommend resale prices.

3.3
Purchase Quantities: Distributor agrees to purchase from Supplier a minimum of 1,008,000 bottles during the first year of the contract, 3,024,000 bottles during the second year: of the contract and over 6,000,000 bottles during the third of the contract and thereafter in following years. If the distributor does not meet the minimum case purchases, the supplier may terminate the agreement for cause.

ARTICLE 4
AGREEMENTS AND COVENANTS OF SUPPLIER

4.1	New Products or Brands: Supplier agrees show new brands to the distributor from time to time for possible inclusion of this distribution agreement.

ARTICLE 5
DISTRIBUTOR'S DUTIES

5.1	Distribution Efforts: Distributor will be responsible for distribution of all Products in the Territory.

5.2
Distributor Reports: Sales and inventory records showing Distributor's Sales and closing inventory of Products for the preceding month shall be made available to Supplier not later than the tenth (10th) working day of the month following the reporting period. In addition, when Supplier requests, Distributor shall make available ill a timely manner reasonable marketing information, such as distribution surveys, key account information and sales figures, account so1d reports, and similar information relating to field activities in order for Supplier to be fully informed of sales and depletions of Products in the Territory. Supplier may, upon reasonable notice take a physical inventory of Products stored in Distributors warehouses.

5.3	Additional Duties: Distributor hereby agrees with Supplier that, in the performance of this Agreement, it will:

5.3.1	own sufficient inventory of Products to meet expected demand, which may vary by Product;

5.3.2	handle Products carefully, to prevent damage or deterioration;

5.3.3	not alter, obscure or remove any markings or other indication of source or origin which Supplier may place on Products;

5.3.4	not take any action which might reduce or impair the value or goodwill associated with Products or their related Trademarks or copyrights;

5.3.5	notify Supplier of any infringement of any Trademark or copyrights and, at the request of Supplier, provide reasonable assistance in defending against such infringement at Supplier's expense;

5.3.6	notify Supplier of any complaints from consumers related to Products; and

5.3.7	allow Supplier's market managers to work alongside Distributor's salesmen, promoters, merchandisers, and representatives, and share customer and sales information with Supplier.

ARTICLE 6
PRICES

6.1
Generally: Supplier shall sell and Distributor shall buy Products at prices currently in effect in the Territory at the time of shipment. Supplier may, however, in good faith, change its prices, in its sole discretion, from time to time on 90 days' notice unless state law requires longer notice, except any price change brought about by changes in taxation may be accomplished without such notice.

6.2
Payment Terms: All invoices for Products shall be due and payable in advance of shipment unless other payment terms are established and approved by Distributor. In addition to any rights now or hereafter granted under applicable law or any other agreement between the parties, and not by way of limitation of such rights.

ARTICLE 7
TERMINATION

7.1	By Either Party: Either party may terminate this Agreement for the following reasons upon 60 days' notice:

7.1.1	the appointment of a trustee, receiver or other similar custodian for all or any part of the other party's property;

7.1.2	insolvency of the other party;

7.1.3
the filing of a petition by the other party or an answer, not denying jurisdiction, in bankruptcy or under Chapter X or XI of the Federal Bankruptcy Act or similar law, state or federal, whether now or later existing, or if such a petition is filed against the other party and not vacated or stayed within 30 days;

7.1.4	the making by the other party of an assignment for the benefit of creditors;

7.1.5	an attachment of a material portion of the other party's property or the filing of any similar process against it which is not discharged within 30 days;

7.1.6
the loss by the other party of any federal, state, or local license required for the performance of this Agreement, whether lost through revocation, failure to renew, or suspension of more than 60 days which has a material adverse effect on Distributor 's ability to perform its obligations under this agreement;

7.1.7	the enactment of a law making the sale of Products illegal in the Territory; or

7.1.8
the failure by either party to materially satisfy any of the material terms or conditions of this Agreement and such failure continues unabated for sixty (60) days after receipt of a written notice detailing the material term or terms not complied with.

7.1.9	failure to meet minimum purchase requirements.

7.2
Post-termination Obligations: If the agreement is terminated, the distributor is required to return all artwork, marketing material and discontinue companies use of brand and trademarks on all websites and social media outlets of all kinds.

7.3
Reversion of Rights: Upon termination or expiration of this Agreement, all IP Rights shall immediately revert to Supplier who shall be free to license others to use such rights. Distributor shall then refrain from further use of the IP Rights or any further reference to them, either directly or indirectly.

ARTICLE 8
INTELLECTUAL PROPERTY

8.1
Permitted Use: Supplier hereby grants Distributor a non-exclusive, royalty-free, non-assignable right, without the right to grant such right to others, to use the Hangover Joes Trademarks solely in connection with Distributor's sales of Products and for no other purpose. The Hangover Movie Trademarks are property of Warner Bros and can only be used by Distributor and Supplier if the proper licensing agreement is put in p]ace with Warner Bros and Supplier and Distributor. Distributor shall not use any of the Trademarks, or any portion thereof, as part of a trade name, fictitious business name, or name of a partnership or corporation without Supplier's prior permission. Distributor shall not produce or authorize the production of any promotional merchandise or point of sale/purchase materials bearing the Trademarks, such rights being reserved solely to Supplier, unless otherwise permitted by Supplier.

8.2
Modifications of the Trademarks: Distributor acknowledges that from time to time and without notice to Distributor, it may be necessary or desirable for Supplier to modify certain elements of the Trademarks used in connection with

Products, to add elements to the Trademarks, or to discontinue use of some or all of their elements. Accordingly, Supplier does not represent or warrant that the Trademarks or any of their elements will be maintained or used in any particular fashion.

8.3
Exclusive Property of Supplier. With respect to the Trademarks, and any other intellectual/industrial property rights which Distributor may be permitted to use (collectively the "IP Rights") including all rights therein and the good will pertaining thereto. Distributor acknowledges and agrees as follows:          ·

8.3.1
This Agreement shall in no way be construed as an assignment to Distributor of any right, title and/or interest in and to the IP Rights. Distributor shall not acquire property rights or any proprietary interest therein without Supplier's prior written consent;

8.3.2	All goodwill arising out of the use of the Trademarks in the Territory shall inure to the sole benefit of Supplier, or the respective owner of the Trademark in question;

8.3.3	The IP Rights are the exclusive property of Supplier (or their respective owner) and the Trademarks have acquired secondary meaning;

8.3.4	Distributor shall not challenge , attack or contest the ownership or validity of Supplier's (or the applicable owner's) rights in the IP Rights or their· respective applications or registrations;

8.3.5
Distributor shall not apply for, or be the assignee of, any industrial property protection which would affect any of the ownership rights in the IP Rights, or file any document with any governmental authority, or take any other action which could affect the ownership of the IP Rights, or aid or abet anyone else in doing so and

8.3.6
Distributor shall not commit any act or engage in any conduct which adversely affects the IP Rights which Distributor is permitted to use, regardless of any submission of ideas or related input by Distributor or its customers.

8.4
Infringement: Distributor shall use commercially reasonable efforts in detecting possible infringements of Supplier's IP Rights and shall inform Supplier of any known infringement Distributor agrees to assist Supplier, at Supplier's expense, to the extent necessary to help Supplier protect its rights in the IP Rights. In the event a third party infringes or threatens to infringe the IP Rights, or asserts that such properties infringe upon such third party's rights, Supplier shall have the sole right to take such action as it believes is necessary. All costs and expenses. including attorneys' fees, incurred in connection any action shall be paid by

Supplier and Supplier shall be entitled to receive and retain all amounts awarded, as damages, profits or otherwise in connection with such suits.

ARTICLE 9
REPRESENTATIONS, WARRANTIES, AND INDEMNIFICATION

9.1	Distributor Warranties: Distributor represents and warrants as follows:

9.1.1	Distributor shall comply with all laws, regulations and policies having the force of law in the Territory applicable to the conduct of Distributor's business pursuant to this Agreement.

9.1.2
Distributor shall not do (or allow to be done) any act or thing which in any way may impair the owner's rights in or to the Trademarks-in particular, Distributor will not represent that it has any right of ownership or title to the Trademarks.

9.2	Supplier's Warranties: Supplier represents and warrants as follows:

9.2.1
Supplier shall maintain in full force and effect general liability insurance with product-completed operations liability coverage in connection with the purchase and resale of product s by Distributor, Distributor 's designees and customers, in an amount of not less than one million dollars ($1,000,000) for a single occurrence. Such insurance will list Distributor as an additional named insured and shall also contain a· broad form vendor's endorsement, further providing that Distributor shall be notified in writing of any cancellation, expiration or non-renewal not less than thirty (30) days in advance by the insurer. Supplier shall cause the insurer, on an annual basis, to send Distributor certificates confirming such coverage.

9.2.2	Supplier shall comply with all laws, regulations and policies having the force of law in the Territory applicable to the conduct of Supplier's business pursuant to this Agreement.

9.2.3
The Products are fit for human consumption and comply with all applicable laws and regulations, including, without limitation, laws and regulations applicable to, or promulgated by, the United States Food and Drug Administration. The Products provided to Distributor hereunder, including without limitation, the containers and labels for such Products, are of a merchantable quality, fit for their intended purpose and meet all applicable government standards in the Territory .

9.2.4	Supplier shall ensure that all shipments of the Products to Distributor are prepared jn a manner suitable for transportation o Distributor and in accordance with good industry practice.

9.3	Cross-indemnification:

9.3.1
By Supplier: Supplier agrees to indemnify, defend, and hold Distributor and each of its direct and indirect parents, members; shareholders, subsidiaries, agents, employees and affiliates (collectively, ''Distributor Affiliates") harmless from any claim, suit, loss, damage, liability, or expense (including, without limitation, court costs and reasonable fees of counsel and other experts) (collectively "Losses") arising from or alleged by any third party to have arisen from:

(a) any allegations asserted or demanded by third parties related to defects in the design, manufacture, production , labeling, or packaging of the Products;

(b) any allegations asserted or demanded by third parties that the Trademarks infringe a third party's intellectual property right;

(c) any negligent or intentional act or omission by Supplier; or

(d) any failure by Supplier to perform any other responsibility expressly assigned to it by this Agreement. or any other breach of Supplier hereunder .

9.3.2
By Distributor:   Distributor agrees to indemnify, defend, and hold Supplier and its shareholders, officers, directors. affiliates, agents, and employees (collectively, ''Supplier Affi1iates'7) harmless from any tosses arising from or alleged by any third party to have arisen from:

(a) any negligent or intentional act or omission by Distributor: or

(b) any failure by Distributor to perform any responsibility expressly assigned to it by this Agreement , or any other breach of Distributor hereunder.

9.3.3
Notice of Claims: Each party agrees to give prompt written notice to the other of the occurrence of any event or the assertion of any claim by a third party which might give rise to a claim under this Section.

9.4	Supplier and Distributor Representations and Warranties.

9.4.1
Each of Supplier and Distributor hereby represent and warrant to each other that (i) such party has full power and all corporate and other authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and (ii) the execution and delivery of this Agreement, and the performance of their respective obligations hereunder, will not violate, conflict with, or result in the breach of. any terms of any currently effective agreement to which such party is or was a party, or by which such party js or was otherwise bound, including in the case of Supplier, any other distribution agreements, whether written or oral, for the distribution of the Products in the Territory.

9.4.2	The parties each acknowledge that the other party is entering into this Agreement in reliance on, among other things, the representations and warranties contained in this Article 9.

ARTICLE 10
CONFIDENTIALITY

10.1	Confidential Information:

10.1.1	the obligation of each party to protect Confidential Information (as defined below)

10.1.2
of the other party shall survive the termination of this Agreement for one (1) year following the effective date of termination. Each party shall keep confidential and not disclose or reveal any Confidential Information provided to it during the course of fulfilling its obligations under this Agreement other than to those of its Representatives who need to know such information for the purposes of this Agreement and whom such party will cause to observe the terms of this Agreement and be liable for any breaches by such Representatives. "Confidential Information'' includes, but is not limited to, all information designated (in writing or orally) as ''confidential'' or "Proprietary" by the disclosing party. A party may not disclose or reveal Confidential Information provided to it by the other party except (i) as expressly required by law; provided such party shall give the other party prompt advance written notice thereof such that the other party has the opportunity to oppose such request, seek a protective order or other appropriate remedy to protect its interest in the Confidential Information; (ii) as necessary to enforce the terms of this Agreement; (iii) as necessary to advise the parties ' respective legal, accounting, and financial advisors; or (iv) with the express written consent of the other party. Confidential Information does not include information which: (i) was in the public domain or comes into the public domain other than as a result of a breach of an obligation of confidentiality; (ii) was lawfully obtained by a third party that was not under any obligation of confidentiality; or (iii) was independently developed by such party without making use of any such Confidential information.  For purposes of this Paragraph,

"Representatives" means with respect to each party, such party's officers, directors, employees, agent, attorneys and advisors .

10.1.2
The parties agree that all terms and conditions of this Agreement, all information and data of either party, whether in written , oral or electronic format, disclosed directly or indirectly , after the date this Agreement, whether or not having independent material economic value, including, but not limited to, financial information and data, marketing data or information, pricing information or strategies, trade secrets, business strategies and confidential business information that otherwise does not qualify as trade secrets, and any other information concerning either party's actual or anticipated business, research and development, as well as any modifications or enhancements of any of the foregoing, will be considered Confidential Information .

ARTICLE 11
MISCELLANEOUS

11.1	Governing Law:

11.1.1	This Agreement shall be construed and governed according to laws the State of Colorado, United States of America.

11.1.2
Anything in this Agreement to the contrary notwithstanding this Agreement can only be terminated pursuant to the provisions of the laws, rules and regulations of the The United States of America. To the extent that this Agreement or the terms and conditions contained herein is in contradiction with the laws, rules and regulations of such state governing the sale of beverage alcohol products to Distributor, then the terms of this Agreement are deemed modified to conform to all said laws, rules and regulations of such state.

11.2
Arbitration: If the parties disagree as to any matter arising out of or relating to this Agreement or the transactions contemplated by this Agreement. the parties will promptly consult with one another in an effort to resolve the disagreement. If such effort is unsuccessful, any controversy or claim arising out of or relating to this Agreement, or the breach of this Agreement, will be settled exclusively by arbitration in the city where Distributor 's principal place of business is within the state where the Territory is located in accordance with the Commercial Arbitration Rules of the American Arbitration Association (subject to the provisions stated below). Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  The arbitrator(s) will have the power to render equitable, as we11 as other awards and relief.

11.3
Counsel Fees: In an arbitration arising hereunder, each party shall bear its own costs and fees. In any litigation arising hereunder to compel or enforce arbitration, the prevailing party shall be entitled to recover its court costs and reasonable attorney's fees from the other party.

11.4
Force Majeure; Neither party sha11 be liable for failure to perform any obligation of this Agreement which may arise as a result of strikes, trade disputes, dec1ared wars, fires, floods, or other matters constituting force majeure.

11.5	Non-waiver: Any failure by any party to enforce at any time or for any period of time any term or condition of this Agreement shall not be deemed a waiver of such term or condition.

11.6
Assignment: Supplier may, with Distributor's prior written consent, assign its rights or delegate its duties under this Agreement to any person, firm, association, or corporation if such transferee shall agree in writing to assume all Supplier's duties in this Agreement. Upon such assignment and assumption, Supplier shall be under no further obligation under this Agreement, except for any accrued liabilities. Distributor may assign its rights or delegate its duties under this Agreement

11.7
Relationship between parties: This Agreement creates only a supplier· distributor relationship between Supplier and Distributor. Distributor shall not be deemed to be Supplier's agent, employee, partner, or joint venture partner based on this Agreement's terms. Distributor is prohibited from representing itself as Supplier's agent or as able to bind Supplier in any way.

11.8
Entire Agreement: Amendment: This Agreement represents the parties' entire understanding with respect to its subject matter and supersedes and cancels all prior written or oral contracts, agreements and understandings of the parties with respect to it. This Agreement can be amended only in writing, and then only if the amendment is executed by both parties.               ·

11.9	Headings: The use of titles and headings with reference to certain portions of this Agreement are solely for the convenience of the reader and are of no legal effect.

11.10
Notices: All notices, claims, requests , demands and other communications hereunder will be in writing and will be deemed given if delivered by hand, if mailed (by registered or certified mail, return receipt requested and postage prepaid), if sent by reputable overnight courier service for next business day delivery, or if sent by facsimile transmission , as follows:

if to Distributor:	Media2u Co., Ltd . ACE High-End Tower 9th Rm. 8 102 233, Gasandigital 1-ro, Geumcheon-gu, Seoul 153-803 KOREA Attention: James Choi / Geoffrey Kim

if to Supplier:	Hangover Joes Products 9457 S. University Blvd #349 Highland Ranch, CO 80126-4976 Attention: Michael Malm

or to such other address as the party to whom notice is to be given may have furnished to the other parties in writing in accordance herewith . Any such communication will be effective (a) if given by facsimile transmission, when transmitted to the applicable number specified in (or pursuant to) this Section and an appropriate mechanical or voice confirmation is received. (b) if given by United States mail , on the earlier of the date of receipt or the fifth day after deposit in the mails, or (c) if given by any other means, on the date of receipt.

11.11	Survival: The terms of this Agreement which are expressly or by implication to continue in force notwithstanding its termination or expiration (from whatever reason). will so continue in force.

11.12
Counterparts: This Agreement may be signed by each party upon a separate copy or separate signature page, and any combination of separate copies signed by all parties or including signature pages so signed will constitute a single counterpart of this Agreement. This Agreement may be signed in any number of counterparts; each of which will be deemed to be an original. but all of which together will constitute one and the same agreement  It will not be necessary, in proving this Agreement in any proceeding , to produce or account for more than one counterpart of this Agreement. This Agreement will become effective when one or more counterparts have been signed by each party, and delivered to the other parties, respectively . Any party may deliver an executed copy of this Agreement (and an executed copy of any documents contemplated by this Agreement) by facsimile transmission to another party, and such delivery will have the same force and effect as any other delivery of a manually signed copy of this Agreement (or such other document).

[Signature Page Fo11ows]

IN  WITNESS WHEREOF, witness the hands of the parties on the dates set out below but effective as of the Effective Date.

HANGOVER JOES PRODUCTS INC.	MEDIA2U., LTD
/s/ Michael Malm	/s/ James Choi
Title: VP	Title: CEO
Date: 9/30/2013	Date: 10/03/2013

Exhibit A

Products

Hangover Joes Recovery Shot

Cost:$ 20.40 (.85 a bottle) a case with a minimum order of 6,000 cases (1 container) per order plus direct licensing fees to Warner Bros as per the terms of a the third party licensing agreement the Distributor and Supplier will be entering into with Warner Bros .

Freight is paid by Distributor.